Selected Consolidated Financial Data
Balance Sheet Data:
dollars in thousands		 Mar 31,  Dec 31,   Sep 30,    Jun 30,	 Mar 31,
				 2009	  2008	    2008       2008	 2008
Cash and cash equivalents	 $11,340  $11,001   $ 9,819    $14,810	 $12,580
Securities available for sale	 127,718  127,248    98,382	93,463    87,806
Loans, net			 179,709  179,831   198,023    189,053   190,079
Deposits			 265,060  263,642   251,010    249,184   239,511
Repurchase agreements		   8,122   10,469    11,090 	 9,710     9,784
Federal Home Loan Bank advances	  25,000   21,000    21,000	21,000    18,000
Shareholders' equity	          37,766   36,881    34,862	34,418    35,756
Total assets	                 339,530  338,002   325,381    317,769   308,837


Income Statement Data:				 Three Months ended
dollars in thousands, except per		Mar 31,	      Mar 31,
  share data					2009	      2008	 Change

Interest income					$4,208	      $4,270      (-1.5)%
Interest expense				 1,215	       1,526      (20.4)%
Net interest income				 2,993 	       2,744        9.1 %
Provision for loan losses		 	   123      	 187      (34.2)%
Net interest income after provision for
  loan losses					 2,870         2,557       12.2 %
Noninterest income				   645    	 592        9.0 %
Noninterest expense		                 2,735	       2,489        9.9 %
Income before income taxes		           780 		 660       18.2 %
Income taxes		                           207 	         169       22.5 %
Net income					$  573	      $  491       16.7 %
Earnings per share
  Basic and diluted		                 $0.26 	       $0.22       18.2 %
Weighted average shares outstanding	     2,202,368	   2,205,787



Quarterly Earnings Summary
Previous Eight Quarters:
dollars in thousands, except per
  share data
					Mar 31	  Dec	    Sep	        Jun
					2009	  2008	    2008        2008
Interest income	 	            	$4,208	  $4,311    $4,294      $4,196
Interest expense		         1,215	   1,375      1,451       1,433
Net interest income			 2,993     2,936      2,843       2,763
Provision for loan losses		   123        98        126          71
Net interest income after provision for
  loan losses		             	 2,870 	   2,838      2,717       2,692
Noninterest income		           645       609        615         517
Noninterest expense		         2,735     2,606      2,554       2,524
Income before income taxes		   780	     841        778         685
Income taxes		                   207	     226        204         171
Net income		                  $573      $615       $574        $514
Earnings per share
  Basic and diluted		         $0.26     $0.28      $0.26       $0.26
Cash dividends per share		 $0.08     $0.16      $0.16       $0.16
Weighted average shares outstanding  2,202,368 2,202,368  2,202,368   2,202,368

					Mar	    Dec	       Sep       Jun
	                       		2008	    2007       2007      2007
Interest income		                $4,270      $4,441     $4,497  	 $4,542
Interest expense		         1,526       1,718      1,756     1,784
Net interest income		         2,744       2,723      2,741     2,758
Provision for loan losses		   187 	       120          -  	      -
Net interest income after provision for
  loan losses		                 2,557       2,603      2,741     2,758
Noninterest income		           592	       602        553	    424
Noninterest expense		         2,489       2,387      2,620     2,821
Income before income taxes		   660	       818	  674	    361
Income taxes		                   169         215	  167	     47
Net income		                  $491        $603	 $507      $314
Earnings per share
  Basic and diluted		         $0.22       $0.27      $0.23     $0.14
Cash dividends per share	         $0.16       $0.16      $0.16     $0.16
Weighted average shares outstanding  2,205,787   2,222,115  2,234,488 2,234,488